FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-07

From: SPG SYNDICATE JPM (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]
Sent: Thu 5/2/2013 2:58 PM
Subject: ★PRICING DETAILS★ JPMCC 2013-LC11  **PUBLIC CMBS**

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-LC11

BOOKRUNNER:	J.P. MORGAN SECURITIES LLC.
LEAD MANAGER:	J.P. MORGAN SECURITIES LLC.
CO-MANAGERS:	LADDER CAPITAL SECURITIES LLC, MORGAN STANLEY & CO., DREXEL HAMILTON, LLC
RATING AGENCIES:	MOODY’S/S&P
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLASS	RATING (MOODY’S/S&P)	SIZE($MM)	C/E	WAL(YRS)	CPN(%)	$PX	SPREAD	YLD(%)
A-1	Aaa/AAA	61.803	30.000%	3.00	0.7664	99.9998	S+32	0.7576
A-2	Aaa/AAA	79.253	30.000%	4.90	1.8549	102.9997	S+42	1.2114
A-3	Aaa/AAA	23.000	30.000%	6.92	2.5917	102.9996	S+87	2.1190
A-4	Aaa/AAA	250.000	30.000%	9.79	2.6942	100.9999	S+80	2.5803
A-5	Aaa/AAA	389.304	30.000%	9.89	2.9599	102.9992	S+82	2.6167
A-SB	Aaa/AAA	117.844	30.000%	7.33	2.5539	102.9994	S+77	2.1056
A-S	Aaa/AAA	106.926	21.875%	9.92	3.2160	102.9996	S+107	2.8710
B	Aa3/AA-	92.120	14.875%	9.92	3.4986	102.9995	S+135	3.1510
C	A3/A-	47.705	11.250%	9.96	3.9582	102.9998	S+180	3.6082
D	Baa3/BBB-	52.640	7.250%	10.00	WAC	95.0131	S+310	4.9140

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,316,005,831
NUMBER OF LOANS:	52
NUMBER OF PROPERTIES:	82
WA CUT-OFF LTV:	62.9%
WA MATURITY LTV:	53.7%
WA U/W DSCR:	1.75x
WA U/W NOI DEBT YIELD:	10.8%
TOP TEN LOANS %:	59.1%
WA TERM TO MATURITY (MOS):	114
WA AMORTIZATION TERM (MOS):	356
WA SEASONING (MOS):	1

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (73.1% of IPB) LADDER CAPITAL FINANCE LLC (26.9% of IPB)

TOP 5 PROPERTY TYPES: OFFICE (32.0%), RETAIL (28.7%), MULTIFAMILY (16.6%), HOTEL (8.2%), MANUFACTURED HOUSING (7.8%)

TOP 5 STATES:  TX (12.4%), CO (12.1%), VA (11.0%), MI (8.4%), FL (7.7%)

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	AN AFFILIATE OF CBRE CAPTIAL PARTNERS

TIMING
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	MAY 14, 2013

SPG SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154
MICK WIEDRICK 212-834-4154
JENNIFER KORNBLAU 212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR 212-834-3813

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

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IRS CIRCULAR 230 NOTICE:  THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions.  If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions.  The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.  If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

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WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.
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